Exhibit 4(b)

OFFICER’S CERTIFICATE

(Under Section 301 of the Indenture of

PPL Energy Supply, LLC)

The undersigned Russell R. Clelland, Assistant Treasurer of PPL ENERGY SUPPLY, LLC (the “Company”), in accordance with Section 301 of the Indenture, dated as of October 1, 2001, as heretofore supplemented (the “Indenture,” capitalized terms used herein and not defined herein having the meanings specified in the Indenture), of the Company to The Bank of New York Mellon, as Trustee (the “Trustee”), does hereby establish for the series of Securities established in Supplemental Indenture No. 11, dated as of December 1, 2011 (the “Supplemental Indenture”), the following terms and characteristics (the lettered clauses set forth below corresponding to the lettered clauses of Section 301 of the Indenture):

(a) the title of the Securities of such series shall be “Senior Notes, 4.60% Series due 2021” (the “Notes”);

(b) the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be limited to $500,000,000, except as contemplated in Section 301(b) and the last paragraph of Section 301 of the Indenture;

(c) interest on the Notes shall be payable as provided in the form of Note attached hereto and hereby authorized and approved;

(d) the date or dates on which the principal of the Notes shall be payable shall be as provided in the form of Note attached hereto and hereby authorized and approved; the Company shall not have the right to extend the Maturity of the Notes, as contemplated by Section 301(d) of the Indenture;

(e) the Notes shall bear interest as provided in the form of Note attached hereto and hereby authorized and approved, and the Interest Payment Dates and Regular Record Dates shall be such dates as are specified in such form; the Company shall not have the right to extend any interest payment periods for the Notes, as contemplated by Sections 301(e) and 312 of the Indenture;

(f) the Corporate Trust Office of the Trustee in New York, New York shall be the office or agency of the Company at which the principal of, and any premium and interest on, the Notes shall be payable, at which registration of transfer and exchange of Notes may be effected and at which notices and demands to or upon the Company in respect of the Notes and the Indenture may be served; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates supplemental to this Officer’s Certificate, any such office or agency; and provided, further, that the Company reserves the right to designate, by one or more Officer’s Certificates supplemental to this Officer’s Certificate, its principal office in Allentown, Pennsylvania, as any such office or agency; the Trustee shall be the Security Registrar and Paying Agent for the Notes; provided, that the Company reserves the right, by one or more Officer’s Certificates supplemental to this Officer’s Certificate, to designate a different Security Registrar or a different or an additional Paying Agent (which in each case, may be the Company or any Affiliate of the Company) and to remove any Security Registrar or Paying Agent;

(g) the Notes shall be redeemable, in whole or in part, at the option of the Company as and to the extent provided in the form of Note attached hereto and hereby authorized and approved;

(h) [not applicable];

(i) the Notes shall be issued in denominations of $1,000 and integral multiples thereof, unless otherwise authorized by the Company;

(j) [not applicable];

(k) [not applicable];

(l) [not applicable];

(m) [not applicable];

(n) [not applicable];

(o) reference is hereby made to the provisions of the Supplemental Indenture for an Event of Default in addition to those specified in Section 801 of the Indenture, and for certain covenants of the Company for the benefit of the Holders of the Notes;

(p) [not applicable];

(q) the only obligations or instruments which shall be considered Eligible Obligations in respect of the Notes shall be Government Obligations; and the provisions of Section 701 of the Indenture and Section 2 of Article One of Supplemental Indenture No. 11 shall apply to the Notes;

(r) the Notes may be issued in global form (the “Global Notes”) and the depository for the Global Notes shall initially be The Depository Trust Company (“DTC”); provided, that the Company reserves the right to provide for another depository, registered as a clearing agency under the Exchange Act, to act as depository for the Global Notes (DTC and any such successor depository, the “Depositary”); beneficial interests in Notes issued in global form may not be exchanged in whole or in part for individual certificated Notes in definitive form, and no transfer of a Global Note in whole or in part may be registered in the name of any Person other than the Depositary or its nominee except that if the Depositary (A) has notified the Company that it is unwilling or unable to continue as depository for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by the Company within 90 days after such notice or cessation, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of definitive Notes, will authenticate and deliver Notes in definitive certificated form in an aggregate principal amount equal to the principal amount of the Global Note representing such Notes in exchange for such Global Note, such definitive Notes to be registered in the names provided by the Depositary; each Global Note (i) shall represent and shall be denominated in an amount equal to the aggregate principal amount of the outstanding Notes to be represented by such Global Note, (ii) shall be registered in the name of the Depositary or its nominee, (iii) shall be delivered by the Trustee to the Depositary, its nominee, any custodian for the Depositary or otherwise pursuant to the Depositary’s instruction and (iv) shall bear a legend restricting the transfer of such Global Note to any person other than the Depositary or its nominee; none of the Company, the Trustee, any Paying Agent or any Authenticating Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests;

(s) [not applicable];

(t) reference is made to clause (r) above; no service charge shall be made for the registration of transfer or exchange of Notes; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the exchange or transfer;

(u) [not applicable]; and

(v) except as otherwise determined by the proper officers of the Company and communicated to the Trustee in a Company Order or as established in one or more Officers’ Certificates supplemental to this Officer’s Certificate, the Notes shall be substantially in the form of Note attached hereto, which form is hereby authorized and approved, and shall have such further terms as are set forth in such form of Note.

IN WITNESS WHEREOF, I have hereunto signed my name this 16th day of December, 2011.

PPL ENERGY SUPPLY, LLC

/s/ RUSSELL R. CLELLAND
Name: Russell R. Clelland
Title: Assistant Treasurer